Exhibit 99.1

Contact:

Walter Parks

Chief Operating Officer

bebe stores, inc.

(415) 715-3900

bebe stores, inc. Announces Fiscal Third Quarter 2009 Sales

BRISBANE, CALIF. — April 9, 2009 — bebe stores, inc. (Nasdaq: BEBE) today reported retail sales for the fiscal quarter ended April 4, 2009 of $122.0 million versus $147.5 million for the fiscal quarter ended April 5, 2008.  Retail sales decreased approximately 17% compared to the corresponding fiscal quarter in the prior year. Same store sales for the fiscal quarter ended April 4, 2009 decreased 23.5% compared to a decrease of 7.6% for the comparable fiscal quarter in the prior year.

Retail sales for the year-to-date period ended ended April 4, 2009 were $455.6 million compared to $507.9 million for the year-to-date period ended April 5, 2008.  Retail sales decreased approximately 10% compared to the corresponding year-to-date period in the prior year. Same store sales for the year-to-date period ending April 4, 2009 decreased 18.2% compared to a decrease of 8.3% for the year-to-date period ending April 5, 2008.

As of April 4, 2009, finished goods inventory per square foot decreased 17.6% compared to the prior year.

bebe stores, inc. provides additional information on a recorded message. Interested parties are invited to listen to the message by calling 1-877-232-3757.

bebe stores, inc. will host a conference call on Thursday, May 7, 2009 at 1:30 PM Pacific Time to discuss third quarter results. Interested parties are invited to listen to the conference by calling  (888) 889-5848.  A replay of the call will be available for approximately one week by calling (866) 393-0872.  A link to the audio replay will be available on our web site at www.bebe.com following the conference call.

bebe stores, inc. designs, develops and produces a distinctive line of contemporary women’s apparel and accessories, which it markets under the bebe, BEBE SPORT, bbsp and 2b bebe brand names. bebe currently 308 stores, of which 212 are bebe stores, 62 are BEBE SPORT stores, 18 are bebe outlet stores, 15 are 2b bebe stores, and 1 is a bebe accessories store. These stores are located in the United States, U.S. Virgin Islands, Puerto Rico and Canada.  In addition, there is an online store at www.bebe.com.

The statements in this news release and on our recorded message, other than the historical financial information, contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ from anticipated results.  Wherever used, the words “expect,” “plan,” “anticipate,” “believe” and similar expressions identify forward-looking statements.  Any such forward-looking statements are subject to risks and uncertainties and the company’s future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, miscalculation of the demand for our products, effective management of our growth, decline in comparable store sales performance, ongoing competitive pressures in the apparel industry, changes in the level of consumer spending or preferences in apparel, loss of key personnel, difficulties in manufacturing, disruption of supply, adverse economic conditions, and/or other factors that may be described in the company’s annual report on Form 10-K and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenues and profitability are difficult to predict.